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                                                                  EX-99.B(1)(f)

               FLAG INVESTORS INTERMEDIATE-TERM INCOME FUND, INC.

                             ARTICLES SUPPLEMENTARY



         FLAG INVESTORS INTERMEDIATE-TERM INCOME FUND, INC. (the
"Corporation"), having its principal office in the City of Baltimore, certifies that:

                           FIRST: The Corporation's Board of Directors in
accordance with Section 2-105(c) of the Maryland General Corporation Law has adopted a resolution redesignating and reclassifying the Corporation's forty-five million (45,000,000) previously designated and classified "Flag Investors Intermediate-Term Income Fund Shares" the "Flag Investors Intermediate-Term Income Fund Class A Shares."

                           SECOND: Immediately before the redesignation and
reclassification of the Corporation's Flag Investors Intermediate-Term Income Fund Shares, the Corporation was authorized to issue fifty-five million (55,000,000) shares of Common Stock, of the par value of 1 mil ($.001) per share and of the aggregate par value of fifty-five thousand dollars ($55,000) classified and designated as follows: forty-five million (45,000,000) shares were designated "Flag Investors Intermediate Term Income Fund Shares," two million (2,000,000) shares were designated "Flag Investors Intermediate Term Income Fund Class B Shares," five million (5,000,000) shares were designated "Flag Investors Intermediate Term Income Fund Institutional Shares" and three million (3,000,000) shares remained undesignated.

                           THIRD: The Corporation is registered as an open-end
investment company under the Investment Company Act of 1940, as amended.




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                  IN WITNESS WHEREOF, Flag Investors Intermediate Term Income
Fund, Inc. has caused these Articles Supplementary to be executed by one of its Vice Presidents and its corporate seal to be affixed and attested by its Secretary on this 25th day of April, 1996.

 [CORPORATE SEAL]





                                    FLAG INVESTORS INTERMEDIATE TERM
                                      INCOME FUND, INC.


                                    By: /s/ Brian C. Nelson
                                        -------------------------
                                        Vice President


Attest:  /s/ Laurie D. DePrine
         ---------------------
         Secretary


                 The undersigned, Vice President of FLAG INVESTORS INTERMEDIATE-TERM INCOME FUND, INC., who executed on behalf of said corporation the foregoing Articles Supplementary to the Articles of Incorporation of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                                    By: /s/ Brian C. Nelson
                                        ----------------------------
                                        Vice President